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                                                                     EXHIBIT 4.4


                   AT&T BROADBAND DEFERRED COMPENSATION PLAN

                                 (see attached)

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                                 AT&T Broadband

                           Deferred Compensation Plan

                  Amended and Restated as of November 18, 2002

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                    AT&T BROADBAND DEFERRED COMPENSATION PLAN

                                    ARTICLE I
                                     PURPOSE

               This AT&T Broadband Deferred Compensation Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA. This Plan has been restated to reflect the combination of Comcast Corporation and AT&T Broadband Corp. This restatement will be effective as of November 18, 2002, or such other date on which the AT&T Broadband Transaction is consummated (and, therefore, this restatement is conditioned on the consummation of the AT&T Broadband Transaction).

               This Plan document restates the Plan with amendments through the execution date of this document and shall govern the rights of all Participants maintaining an Account on and after the Effective Date.

                                   ARTICLE II
                                   DEFINITIONS

               Unless the context clearly indicates otherwise, the following terms have the meanings given below when used in the Plan and references to a particular Article or Section shall mean the Article or Section so delineated in the Plan:

               2.1. "Account" means the bookkeeping account established under the Plan pursuant to Section 4.2. The term "Account" shall not be construed as an actual segregation of assets for the benefit of any Participant.

               2.2. "Account Balance" means the aggregate of the Participant's Deferral Contributions Subaccount Balance and Matching Contributions Subaccount Balance as of any Valuation Date.

               2.3. "Administrator" means the Sponsor or its duly authorized delegate.

               2.4. "Affiliated Corporation" means any entity of which 50 percent or more of the voting stock (in the case of a corporation) or the profits interest or capital interest (in the case of a partnership) is owned directly or indirectly by Comcast.

               2.5. "Annual Bonus" means any short term incentive award and any other annual bonus payments designated by the Administrator as eligible for deferral with respect to any calendar year, after reduction for applicable FICA and Medicare Taxes, any liens and any wage garnishments that may apply.

               2.6. "AT&T" means AT&T Corp., a New York corporation, or its successors.

               2.7. "AT&T Broadband Transaction" means the combination of AT&T Broadband Corp. and Comcast Corporation.

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             2.8.  "AT&T Common Stock" means common shares, par value of $1.00 per share, of AT&T denoted as "Common Stock" in Part A, Article Third of the Certificate of Incorporation of AT&T.

             2.9. "AT&T Share Unit" means a hypothetical share of AT&T Common Stock allocated to a Participant's AT&T Share Unit Account. Each AT&T Share Unit as of any Valuation Date, is equal in value to the fair market value of one share of AT&T Common Stock, as determined in accordance with methods and procedures established by the Committee from time to time. "AT&T Share Unit" shall be adjusted as appropriate pursuant to the provisions of Section 4.2(d).

             2.10. "AT&T Share Unit Account" means the portion of a Participant's account attributable to the Investment Option described in Sections 4.2(c)(ii) and 4.2(c)(iii). "AT&T Share Unit Account" shall be adjusted as appropriate to pursuant the provisions of Section 4.2(d).

             2.11. "Base Salary" means, with respect to any Plan Year, a Participant's base rate of pay otherwise payable (but for a Participant's Deferral Election) for any Pay Period that ends in such Plan Year (without regard to applicable FICA and Medicare Taxes, and without regard to elective contributions made by Participating Employers on behalf of the Participant for the calendar year which are not includible in the Participant's gross income under Code (S) (S) 125 or 402(e)(3)). Base Salary that is eligible for deferral under the Plan with respect to any Pay Period will be reduced first for any liens or wage garnishments that may apply.

             2.12. "Beneficiary" means any individual, trust or other legal entity designated by a Participant pursuant to Article 8 to receive a distribution of all or a portion of such Participant's remaining Account Balance in the event of such Participant's death before his or her entire Account Balance has been distributed.

             2.13. "Benefits" means the amount payable to a Participant and/or deceased Participant's Beneficiary (as applicable) pursuant to the terms of the Plan.

             2.14. "Board" means the Board of Directors of the Sponsor.

             2.15. "Broadband" means AT&T Broadband, LLC., a Limited Liability Company formed in the State of Delaware.

             2.16. "Cash Account" means the portion of a Participant's Account attributable to the Investment Option which provides a Deemed Investment Return as set forth in Section 4.2(c)(i).

             2.17. "Code" means the Internal Revenue Code of 1986, as amended from time to time. Any reference to any particular section of the Code includes any applicable regulations promulgated under that section. References to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

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             2.18. "Comcast" means Comcast Corporation (formerly known as AT&T
Comcast Corporation), a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

             2.19. "Comcast Common Stock" means shares of Comcast Class A Common Stock, par value $0.01.

             2.20. "Comcast Share Unit" means a hypothetical share of Comcast Common Stock allocated to a Participant's Comcast Share Unit Account. Each Comcast Share Unit as of any Valuation Date, is equal in value to the fair market value of one share of Comcast Common Stock, as determined in accordance with methods and procedures established by the Committee from time to time.

             2.21. "Comcast Share Unit Account" means the portion of a Participant's account attributable to the Investment Option described in Section 4.2(c)(ii).

             2.22. "Committee" means the Employee Benefits Committee appointed by the Board (or its delegate) to administer the Plan.

             2.23. "Deemed Investment Return" means the aggregate amounts (gains or losses) credited to a Participant's Account in accordance with Section 4.2(c) as of any Valuation Date.

             2.24. "Deferral Contributions" means the portion of a Participant's Eligible Compensation that is deferred pursuant to Section 4.1.

             2.25. "Deferral Contributions Subaccount" means the portion of a Participant's Account to which amounts attributable to the Participant's Deferral Contributions are allocated.

             2.26. "Deferral Contributions Subaccount Balance" means the balance in a Participant's Deferral Contributions Subaccount as of any Valuation Date.

             2.27. "Deferral Election" means an Eligible Employee's election to defer a portion of his or her Eligible Compensation pursuant to Section 4.1.

             2.28. "Determination Date" means September 30, 2000, and each September 30 thereafter; provided, however, that for an Eligible Employee hired in any calendar year after September 30, the Determination Date for that year shall be on his or her date of hire, except that the Administrator may annually establish a date for purposes of Plan enrollment such that no hire dates after the established date will qualify as a Determination Date under the Plan for the remainder of such year.

             2.29. "Disability" shall have the meaning set forth under the long term disability plan(s) under which a Participant is covered, as applicable; provided, however, that for former MediaOne employees employed by Broadband, "Disability" shall have the meaning set forth in the MediaOne Group Modified Disability Pension Program or any successor to such Program.

             2.30. "Distribution Election" means a Participant's election pursuant to Section 7.1(a) with respect to the distribution of the Participant's Account Balance following Termination of Employment.

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             2.31. "Effective Date" means November 18, 2002, or such other date on which the AT&T Broadband Transaction is consummated.

             2.32. "Election Period" means the period commencing and ending prior to the beginning of each Plan Year, as established by the Committee, during which Eligible Employees may make Deferral Elections with respect to Eligible Compensation otherwise payable during such Plan Year.

             2.33. "Eligible Compensation" for any Plan Year means the following elements of a Participant's compensation otherwise payable or distributable during such Plan Year by a Participating Company but for such Participant's Deferral Election:

                   (a) Base Salary, and

                   (b) Annual Bonus.

                   (c) Solely with respect to Broadband Transferees (referenced in Section 2.28), any AT&T Long Term Incentive Plan payments that would have been eligible for deferral under a prior deferral election deemed to be a Deferral Election under Section 4.1 of this Plan.

             2.34. "Eligible Employee" means any Employee (a) whose annual Base Salary is a least $120,000 (as indexed from time to time by the Committee) on the Determination Date in the Plan Year immediately proceeding the Plan Year for which a Deferral Election is to be effective, and (b) who is either (i) an Employee on the active payroll of a Participating Company on the last day of the Plan Year immediately preceding the Plan Year for the Deferral Election is to be effective, or (ii) eligible to receive a 2002 STIP qualifying as an Annual Bonus under the Plan. "Eligible Employee" shall also include any "Broadband Transferee" (as defined under the Employee Matters Agreement executed in connection with the AT&T Broadband Transaction) with a compensation deferral election in effect under the deferred compensation plan of an Affiliated Corporation immediately prior to transferring to Broadband. Notwithstanding the foregoing, no person will become an Eligible Employee on or after the Effective Date.

             2.35. "Employee" means any person who is a common law management employee of a Participating Company, other than any of the following persons:

                   (a) any person employed by the Participating Company who is included in a unit of employees covered by a collective bargaining agreement, unless such agreement expressly provides for such Employee's participation in the Plan;

                   (b) any person who is a nonresident alien and who receives no earned income, within the meaning of Code (S) 911(d)(2), from the Participating Company which constitutes income from sources within the United States, within the meaning of Code (S) 861(a)(3);

                   (c) any Leased Employee, unless the agreement pursuant to which such Leased Employee performs services for the Participating Company expressly provides for such Leased Employee's participation in the Plan;

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                   (d) any person who has entered into, or otherwise provides services to the Participating Company pursuant to any personal services agreement, employee leasing agreement, consulting agreement, or other non-employment agreement, unless the agreement pursuant to which such person performs services for the Participating Company expressly provides for such person's participation in the Plan; or

                   (e) any other person who is not classified (on the books and records of the Company) and paid by the Participating Company as an Employee, regardless of whether such person is determined (prospectively or retroactively) by any court, governmental agency, or other entity, to be an "employee" under any federal, state or local law, regulation, or rule for any income tax, wage withholding, wage and hour, or other purpose(s).

             2.36. "ERISA" means the Employee Retirement Income Security Act of 1974 , as amended from time to time. Any reference to a particular section of ERISA includes any applicable regulations promulgated under that section. References to any section or subsection of ERISA include reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaced such section or subsection.

             2.37. "FICA and Medicare Taxes" means the Old-Age, Survivors and Disability Insurance program tax and the Hospital Insurance tax imposed under Code (S) (S) 3102 et seq. pursuant to the Federal Insurance Contributions Act.

             2.38. "In-Service Distribution" means a distribution prior to the Participant's Termination of Employment, in accordance with Section 7.1(b).

             2.39. "In-Service Distribution Election" means a Participant's election pursuant to Section 7.1(b) with respect to the distribution of a portion of the Participant's Account Balance prior to Termination of Employment.

             2.40. "Investment Option" means each of the Cash Account, the AT&T Share Unit Account and the Comcast Share Unit Account.

             2.41. "Leased Employee" means a "leased employee" with the meaning of Code (S) 414(n)(2).

             2.42. "Matching Contributions" means the amount credited to a Participant's Account pursuant to Article 5.

             2.43. "Matching Contributions Subaccount" means the portion of a Participant's Account attributable to Matching Contributions.

             2.44. "Matching Contributions Subaccount Balance" means the balance in a Participant's Matching Contributions Subaccount as of any Valuation Date.

             2.45. "MediaOne" means MediaOne Group, Inc., a Delaware corporation.

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            2.46. "Participant" means an Eligible Employee who has elected to participate in the Plan (or in the case of Broadband Transferee, one who is deemed to have made a deferral election under Section 4.1).

            2.47. "Participating Company" means Broadband and MediaOne.

            2.48. "Pay Period" means the regular pay period for each Participant which has been established by the Participant's Participating Company, and for Annual Bonuses, the date on which such compensation would be otherwise payable or distributable but for a Participant's Deferral Election.

            2.49. "Plan" means this AT&T Broadband Deferred Compensation Plan, as set forth herein and as amended from time to time.

            2.50. "Plan Year" means a calendar year.

            2.51. "Post-Termination Distributions" means distributions following a Participant's Termination of Employment, in accordance with Section 7.1.

            2.52. "Qualified Matching Contributions" means "matching contributions," within the meaning of Code (S) 401(m)(4)(A), to a Qualified Savings Plan.

            2.53. "Qualified Savings Plan" means any defined contribution plan that is maintained by the Participating Company, that is qualified under Code
(S) 401(a), and that provides for the Participating Company to make Qualified Matching Contributions. The phrase "applicable Qualified Savings Plan" with respect to any Participant shall mean the Qualified Savings Plan under which such Participant is eligible to receive Qualified Matching Contributions.

            2.54. "Share Unit Dividend" means, with respect to an AT&T Share Unit, an amount equal to the dividend, if any, paid by AT&T from time to time on one share of AT&T Common Stock.

            2.55. "Sponsor" means Comcast Cable Communications Holdings, Inc., (formerly known as AT&T Broadband Corp.) including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

            2.56. "Successor Plan Sponsor" means any corporation or entity that enters into an agreement or agreements providing for the assumption of all or a portion of the liabilities arising under the Plan.

            2.57. "Termination of Employment" means the termination of a Participant's employment with a Participating Company and all Affiliated Corporations. Subject to Sect 11.2, in the event Comcast sells, spins off, or otherwise disposes of an entity that is an Affiliated Corporation with the result that such entity is no longer an Affiliated Corporation, any Participant who remains employed by such entity shall be deemed to have incurred Termination of Employment as of the effective date of such disposition.

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            2.58. "Valuation Date" means (a) with respect to AT&T Share Units and Comcast Share Units, the close of business on any day (other than a day on which the U.S. financial markets are closed), and (b) with respect to Cash Account, the close of business on the last business day of any calendar quarter.

                                   ARTICLE III
                                   ELIGIBILITY

            3.1. Eligible Employees. An Eligible Employee shall be eligible to make a Deferral Election for the Plan Year that commences immediately following the Plan Year in which the Deferral Election is filed with the Administrator or as otherwise provided under Section 4.1. Notwithstanding any other Plan provision, no person will be eligible to make a Deferral Election with respect to a Plan Year beginning after December 31, 2002.

                                   ARTICLE IV
                                DEFERRAL ACCOUNTS

            4.1. Deferral Elections. An Eligible Employee may elect to participate in the Plan by directing that a percentage (in whole percentage increments) of one or more components of Eligible Compensation, for the Plan Year that commences immediately following the Plan Year in which his or her Deferral Election is filed with the Administrator, shall be deferred pursuant to the Plan, subject to the following rules:

                    (a) The minimum percentage of Base Salary in any calendar year that may be deferred is one percent (1%) and the maximum is fifty percent (50%).

                    (b) The minimum percentage of an Annual Bonus in any calendar year that may be deferred is ten percent (10%) and the maximum is one hundred percent (100%).

                    (c) An election by an Eligible Employee to make Deferral Contributions shall be performed in the manner prescribed by the Committee (or its delegate).

            The amounts deferred shall be credited to the Participant's Account for such Plan Year in accordance with Section 4.2.

            Deferral Elections shall be filed with the Administrator on or before the last day of the enrollment period for the Plan Year next following such enrollment period, as specified by the Administrator. Eligible Compensation shall actually be deferred at the time such Eligible Compensation would otherwise be paid to the Participant, whether or not the Participant is an Employee at such time.

            Notwithstanding the foregoing provisions of this Section 4.1, an Eligible Employee may make a Deferral Election with respect to his or her 2002 STIP only during a special election period during Plan Year 2002 as designated by the Committee, and such 2002 STIP Deferral Election shall be effective with respect to the Eligible Employee's 2002 STIP whether it is paid in the Plan Year 2002 or the following Plan Year.

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            Deferral elections made under the terms of a nonqualified deferred compensation plan of an Affiliated Corporation by an individual who becomes an Eligible Employee by reason of his or her status as a Broadband Transferee shall be deemed to be a Deferral Election under this Plan and shall continue in effect for the duration of the Plan Year in which the individual first becomes a Broadband Transferee, such election shall be effective under this Plan for such following calendar year. The Administrator shall establish procedures it determines are necessary or appropriate to implement such deemed Deferred Elections under this Plan.

            Notwithstanding the foregoing, no deferrals elections will be made with respect to any Plan Year beginning after December 31, 2002 and no deferrals will be credited to any Participant's Account after December 31, 2002.

            4.2. Accounts.

                   (a) Establishment of Accounts. An Account on behalf of an Eligible Employee shall be established as of the date the Eligible Employee first becomes a Participant.

            A Participant's Account shall be comprised of the Deferral Contributions Subaccount and Matching Contributions Subaccount. A Participant's Account shall be adjusted as follows:

                         (i)   Deferral Contributions for each Pay Period shall
be credited to the Participant's Deferral Contributions Subaccount for such Pay Period.

                         (ii)  Matching Contributions for each Pay Period shall
be credited to the Participant's Matching Contributions Subaccount for each Pay Period.

                         (iii) A Participant's Account shall be adjusted as of
any Valuation Date by an amount equal to the applicable Deemed Investment Return from the immediately preceding Valuation Date.

                   (b) Election of Investment Options.

                         (i)   All Deferral Contributions and Matching
Contributions credited on or after the Effective Date will be allocated to the Cash Account.

                         (ii)  Each Participant may elect on a daily basis to
transfer to his or her Cash Account amounts from his or her AT&T Share Unit Account or Comcast Share Unit Account; provided however, that no such transfer may be made on any Valuation Date applicable to the Participant's Cash Account. No transfers may be made by any Participant from his or her Cash Account.

                         (iii) The Committee may at any time add or delete any
such available Investment Options, which addition or deletion may apply to both existing and/or new Account Balances. Changes in Investment Option elections shall be effective as of the end of the business day on which the change is made, or the next business day if the change is submitted after business hours or any other specific time established pursuant to Plan procedures.

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                         (iv)  The Committee may establish any forms and
procedures it deems appropriate in connection with the administration of this
Section 4.2(b).

                 (c) Deemed Investment Return. As of each Valuation Date, each Participant's Account will be credited with a Deemed Investment Return, if any, for the period since the last Valuation Date, based on the portion of his or her Account that is allocated to each Investment Option, as follows:

                         (i)   The portion of each Participant's Account that is
allocated to the Cash Account shall be credited on each Valuation Date with a rate of return equal to one-quarter (1/4) of the average rate applicable to 10-year Treasury Notes (i.e., the Treasury constant maturities rate for 10-year Treasury securities) for the prior calendar quarter, plus 0.25 percent (i.e., 25 basis points). Only amounts in the Cash Account balance on the Valuation Date shall be credited with a return. Such credit shall be prorated for any amounts not in the Cash Account on the first day of the calendar quarter ending on the respective Valuation Date based on the portion of that calendar quarter the amount was held in the Cash Account.

                         (ii)  The portion of each Participant's Account that is
allocated to the AT&T Share Unit Account or the Comcast Share Unit Account will be valued on each Valuation Date by reference to the price of AT&T Common Stock or Comcast Common Stock, as applicable, on such Valuation Date.

                         (iii) Each Participant's AT&T Share Unit Account shall
be credited with a Share Unit Dividend on each AT&T Share Unit allocated to his or her Account as of the record date for a dividend of AT&T Common Stock, to the same extent that a dividend is paid by AT&T on AT&T Common Stock. The total amount so credited with respect to each dividend on the dividend payment date shall be calculated by multiplying (A) the number of AT&T Share Units allocated to the Participant's Account as of the applicable record date, by (B) the dividend payable per share of Company Common Stock. Such amount will be converted to additional AT&T Share Units and credited to the Participant's AT&T Share Unit Account.

                         (iv)  The Administrator (or its delegate) reserves the
right to adjust the Deemed Investment Return on any Investment Option credited or to be credited to any Participant's Account, in an equitable fashion, for the costs of providing and administering the Plan and to conform to any investment guidelines or crediting procedures established under the Plan.

                         (v)   The Committee shall have sole discretion whether
or not to invest any Participating Company funds (whether or not in trust) in a manner that is the same as any Participant has elected to have his or her Account allocated among the Investment Options, or in any other manner.

                 (d) Changes in Capital and Corporate Structure/Voting Rights.

                         (i)   In the event of any change in (or exchange of)
the shares of AT&T or Comcast by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities, the Committee shall make such adjustments, if any, that it deems equitable and appropriate to the number and type of AT&T

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Share Units or Comcast Share Units then credited to Participants' AT&T Share
Unit and Comcast Share Unit Accounts (as applicable). Any and all such adjustments shall be conclusive and binding upon all parties concerned.

                             (ii)  Upon the consummation of the AT&T Broadband
Transaction, each Participant will receive an initial allocation of Comcast Share Units to his or her Comcast Share Unit Account equal to the number of shares of Comcast Common Stock that an AT&T shareholder would have received in connection with the AT&T Broadband Transaction if he or she held a number of shares of AT&T Common Stock equal to the number of AT&T Share Units credited to that Participant's AT&T Share Unit Account immediately prior to the AT&T Broadband Transaction.

                    (e) Status of Accounts. The following rules apply in determining the status of a Participant's Account:

                             (i)   A Participant's Account is a bookkeeping
account used solely in calculating the value of the Participant's Account
Balance.

                             (ii)  The establishment of an Account shall not
result in the allocation or segregation of assets of Comcast or any Participating Company for a Participant's exclusive benefit under the Plan. The establishment of an Account shall not be construed as creating a right in any person to receive specific assets of the Sponsor or any Participating Company.

                             (iii) Participants shall not be entitled to any
voting rights with respect to AT&T Share Units or Comcast Share Units.

            4.3. Irrevocability. A Deferral Election in accordance with Section 4.1, related to an election to defer Base Salary and/or Annual Bonus, shall become irrevocable on the last day of the Election Period immediately preceding the Plan Year for which it is filed. Such election shall expire at the end of the Plan Year to which it applies.

                                   ARTICLE V
                             MATCHING CONTRIBUTIONS

            5.1. Matching Contribution Subaccount. Each Participant's Matching Contributions Subaccount shall be credited for each Payroll Period with an amount determined by applying the percentage of Qualified Matching Contributions that the Participant would have been eligible to receive under the applicable Qualified Savings Plan, had the amount of Deferral Contributions on Base Salary and Annual Bonus credited to the Participant's Account for such Pay Period been contributed to and matched in the applicable Qualified Savings Plan, and subtracting from such amount the actual Qualified Matching Contribution received by the Participant under the applicable Qualified Savings Plan. Matching Contributions shall be calculated without regard as to whether any limitations under Code (S)(S) 401(a)(17) (compensation limit), 401(k) (nondiscrimination test), 401(m) (nondiscrimination test), and/or 402(g) (elective deferrals limitation) apply. Notwithstanding the foregoing, no Matching Contribution will be credited to any Participant's Account after December 31, 2002.

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                                   ARTICLE VI
                                     VESTING

            6.1. Deferral Contributions Subaccount. Except as provided in
Section 12.11, each Participant shall be 100 percent vested in his or her Deferral Contributions Subaccount Balance.

            6.2. Matching Contributions Subaccount. Except as provided in
Section 12.11, each Participant shall be 100 percent vested in his or her Matching Contributions Subaccount Balance.

                                   ARTICLE VII
                                  DISTRIBUTIONS

            7.1. Distribution Elections.

                    (a) Termination of Employment. Prior to the effective date of an Eligible Employee's first Deferral Election and except as provided in Sections 7.1(b) and (c), the Eligible Employee shall make an irrevocable Distribution Election with respect to the distribution of his or her Account Balance following Termination of Employment. Any such Distribution Election shall be subject to the following rules:

                          (i)   The Eligible Employee's Account Balance shall be
distributed (A) in one lump sum payment, or (B) in annual installments (not exceeding 10), following his or her Termination of Employment, as the Eligible Employee shall elect; provided, however, that if the total amount credited to the Participant's Account is less than $10,000 at the time Benefits commence, such amount shall be distributed as an automatic lump sum pursuant to Section 7.1(h).

                          (ii)  The Participant's Distribution Election also
shall specify the calendar year as of which the lump sum payment shall be made or the annual installments shall commence. The Distribution Election shall state that payments shall be made or commence (as applicable) during the calendar quarter which is either (A) the calendar quarter following the calendar quarter in which the Participant has a Termination of Employment (other than by death or Disability), or (B) the first calendar quarter in any calendar year (up to the 5th calendar year) following the calendar year in which the Participant's Termination of Employment occurs (other than by death or Disability), as elected by the Participant. Post-Termination Distributions shall be made or commence (as applicable) as soon as practicable in the calendar quarter selected by the Eligible Employee for the commencement of Post-Termination Distributions; provided, however, that the Committee may, in its sole discretion, direct that the first installment (or the single lump sum payment) shall be paid as soon as practicable in the first calendar quarter following the calendar year in which the Participant's Termination of Employment occurs.

                          (iii) Each annual installment subsequent to the first
annual installment, if any, shall be made as soon as practicable in the first calendar quarter in each subsequent calendar year, until the entire Account Balance has been distributed.

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

                  (iv) The first Distribution Election filed by an Eligible Employee shall govern the distribution of the entire Account Balance following Termination of Employment, unless such Distribution Election is modified in accordance with Section 7.1(a)(v).

                  (v) A Participant may modify the Distribution Election under this Section 7.1(a) at any time prior to Termination of Employment, provided that such modification shall not be effective until the first day of the sixth calendar month beginning after the modified election is submitted by the Participant, but the modification shall apply only with respect to distributions not scheduled to commence under the prior election before such effective date. In addition, after Termination of Employment from a Participating Company, a Participant shall have a one time right to modify any or all of his or her Distribution Elections under this Section 7.1(a), provided that such modification shall be effective on the first day of the sixth calendar month beginning after the modified election is submitted by the Participant, but the modification shall apply only with respect to distributions not scheduled to commence under the prior election before such effective date.

                  (vi) Notwithstanding an election pursuant to this Section 7.1(a), the entire amount then credited to a Participant's Account (subject to the forfeiture provisions set forth in Section 12.11) shall be paid as soon as practicable in a single payment if, as determined by the Administrator in his or her sole discretion, the Participant is subject to the forfeiture provisions in
Section 12.11.

                  (vii) A Participant's entire Account Balance shall be paid in a single lump sum payment to the Participant in March of the Plan Year immediately following the Plan Year in which the Participant's Termination of Employment occurs, if (A) the Participant failed to specify a permissible form of payment, (B) the Participant's Account Balance is then less than $10,000 and the Participant has not received prior payments under the Plan (unless the Participant commences a leave of absence or other assignment approved by the Participating Company, or continues to accrue service credit with the Participating Company following Termination of Employment), or (C) the Participant becomes a proprietor, officer, partner, employee, or agent of, or otherwise enters into a similar relationship with, a competitor or governmental agency having jurisdiction over the activities of AT&T, Comcast, the Sponsor or any Participating Company.

                  (viii) Each Participant may elect no later than thirty days following a "determination date" established by the Committee to receive as soon as practicable following such election a single lump sum payment equal to 94% of the value of his Benefits under this Plan as of the determination date. A Participant making such election will permanently forfeit the remaining six percent of the value of his Benefits under this Plan as of the determination date and will not have any further right with respect to Benefits accrued under this Plan for periods prior to the determination date.

              (b) In-Service Distribution Elections. An Eligible Employee may irrevocably elect, during each Election Period, that an amount related to the total Deferral Contributions attributable to either Base Salary or Annual Bonus during the following calendar year plus Deemed Investment Returns thereon, be distributed in a single payment in the third calendar quarter of a calendar year, but not earlier than the fourth calendar year (or later than the tenth calendar year) immediately following the calendar year in which such compensation would otherwise have been payable, subject to the following rules:

                      (i) Such distributions shall not include Company Matching Contributions and the Deemed Investment Returns thereon.

                      (ii) No more than three (3) outstanding In-Service Distribution Elections may exist at any time.

                      (iii) If a Participant's Termination of Employment (including death) occurs prior to the date that an In-Service Distribution is made, such In-Service Distribution shall not be part of the Participant's Account Balance for purposes of distributions following Termination of Employment under Section 7.1(a), or distributions following death under Section 7.1(c), but shall be made as soon as practicable in the first calendar quarter following the calendar quarter in which Termination of Employment or death occurs. Payment shall be made to the Participant or the Participant's estate, as applicable.

              (c) Death or Disability.

                      (i) In the event that a Participant should die before any Distribution(s) in accordance with Section 7.1(a) have commenced, such Participant's Account Balance shall be distributed to his or her Beneficiary(ies) in a single lump sum payment or, if the Participant elects, over the number of annual installments (not exceeding 10) selected by the Participant. The first installment (or the single payment if the Participant has so elected) shall be paid in the calendar quarter following the end of the calendar quarter of death; provided, however, that the Committee may, in its sole discretion, direct that the first installment (or the single payment) shall be paid as soon as practicable in the first calendar quarter occurring following the end of the calendar year of the Participant's death.

                      (ii) If a Participant should die after Distributions in accordance with Section 7.1(a) have commenced, the Account Balance shall continue to be distributed to such Participant's Beneficiary(ies) over the remaining installment period; provided, however, that the Committee may, in its sole discretion, direct that the remaining installments shall be accelerated and paid as soon as practicable in the first calendar quarter following the end of the calendar year of the Participant's death.

                      (iii) In the event that a Participant's Termination of Employment is due to Disability, the entire balance of the Participant's Account shall be distributed in accordance with the Participants Distribution Election in effect at the time of the Termination of Employment.

              (d) Installment Payment Dates. Installments subsequent to the first installment to the Participant, or to the Beneficiary(ies), shall be paid as soon as practicable in the first calendar quarter in succeeding calendar years until the entire amount credited to the Participant's Account shall have been paid. Deferred amounts held pending distribution shall continue to be credited with Deemed Investment Return, determined in accordance with Section 4.2(c).

                  (e) Calculation of Installments. Each annual installment of any distribution of Benefits (other than those pertaining to In-Service Distributions) shall be calculated by dividing (i) the Eligible Employee's Account Balance as of the date as of which the distribution is to be made, by
(ii) the number of remaining installments (including such installment).

                  (f) Financial Hardship. In the event a Participant, or the Participant's Beneficiary after the Participant's death, incurs an unforeseeable financial emergency, the Committee, in its sole discretion, may accelerate or otherwise revise the payment schedule for such Participant's Account to the extent reasonably necessary to eliminate the severe financial hardship. For the purpose of this Section 7.1(f), an "unforeseeable financial emergency" is an unanticipated event beyond the control of the Participant or Beneficiary that would result in severe financial hardship to the individual if early distribution were not made. The amount payable under such circumstances is limited to the amount necessary to meet the financial emergency. An unforeseeable financial emergency includes a severe financial hardship to the Participant or Beneficiary resulting from a sudden and unexpected illness or accident of the Participant or dependent (as defined in Code Section 152(a)) of the Participant or Beneficiary, loss of the Participant's or Beneficiary's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise,
(ii) by liquidation of the Participant's or Beneficiary's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan in subsequent calendar years. Examples of what are not considered to be unforeseeable emergencies include the need to send a child of the Participant or Beneficiary to college or the desire to purchase a home.

                  (g) Election Form. A Distribution Election shall be in the form of a document executed by the Eligible Employee and filed with the Administrator.

                  (h) Cash Distribution. The value of all amounts allocated to a Participant's Account shall be distributed in cash.

            7.2. Irrevocability. A Distribution Election in accordance with
Section 7.1, related to the distribution following a Participant's Termination of Employment and death, of amounts otherwise payable currently in any calendar year and subsequent calendar years, shall become irrevocable on the last day of the first Election Period during which it is filed, except that a Participant may modify such Distribution Election as set forth in Section 7.l(a)(v) and
(viii).

                                  ARTICLE VIII
                                  BENEFICIARIES

            8.1. Beneficiary Designation. Each Participant shall designate one or more Beneficiaries, and may designate one or more contingent Beneficiaries, to receive any Benefits to which the Participant may be entitled upon his or her death prior to the distribution of his or her entire Account Balance. A Participant may change any Beneficiary(ies), or reflect a change in the legal name of any Beneficiary(ies), at any time by filing the appropriate document with the Administrator or delegate. Any such designation or change of designation shall be on a form prescribed by the Administrator. In the absence of a valid Beneficiary designation, the Participant's entire Account Balance shall be paid to his or her estate.

                                   ARTICLE IX
                                SOURCE OF PAYMENT

            9.1. Source of Payments. The Sponsor and Participating Companies may establish a trust to hold assets to be used to make payments of Benefits under the terms of the Plan, provided such trust does not cause the Plan to be "funded" within the meaning of ERISA. Funds invested hereunder shall, for purposes of the Plan, be considered to be part of the general assets of the Participating Company which contributed the funds, and no Participant or Beneficiary shall have any interest or right in such funds. To the extent trust assets are available, they may be used to pay Benefits arising under the Plan and, to the extent permitted by such trust, all costs, charges and expenses relating thereto. To the extent that the finds held in the trust are insufficient to pay such Benefits, costs, charges and expenses, each Participating Company shall pay such Benefits, costs, charges and expenses from its respective general assets.

            In addition, a Participating Company may, in its sole discretion, direct that payments required under the Plan to any Participant or Beneficiary be made through the purchase and distribution of one or more nontransferable annuity contracts or cause the trustee of the trust to purchase and distribute such annuity contracts. Any such purchase and distribution of an annuity contract shall be a full and complete discharge of the liability of the Plan, the Sponsor and each Participating Company for payments of Benefits assumed by the issuer of the annuity contract.

            9.2. Unfunded Status. The Plan at all times shall be entirely unfunded for purposes of the Code and ERISA, and, except as provided in Section 9.1, no provision shall at any time be made with respect to segregating any assets of the Sponsor or the Participating Company for payment of any Benefits hereunder. The Plan constitutes a mere promise by each Participating Company to make payments, if any, in the future. No Participant or Beneficiary shall have any interest in any particular assets of the Sponsor or any Participating Company by reason of the Participant's or Beneficiary's right to receive Benefits under the Plan, and to the extent the Participant or Beneficiary acquires a right to receive Benefits under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Participating Company.

                                   ARTICLE X
                           ADMINISTRATION OF THE PLAN

            10.1. Administration and Authorities. The Administrator administers the Plan through the Committee. The Committee shall have full discretionary authority to manage and control the operation and administration of the Plan, including the power to interpret provisions of the Plan, make determinations of fact, promulgate rules and regulations, determine the eligibility of individual and classes of Participants for Benefits (including, without limitation, determination of a Participant's Base Salary), delegate its powers and duties hereunder and take such other action as it shall find necessary and appropriate to implement the provisions of the Plan, including the authorization of disbursements according to the terms of the Plan. The Sponsor, the Participating Companies and the Committee may retain attorneys, consultants, accountants or other persons to render advice and assistance and may delegate any of the authorities conferred on it to such persons as it shall determine to be appropriate to effectuate the discharge of its duties hereunder. The Sponsor, the Participating Companies, and any of their respective officers and employees, as well as the Committee, shall be entitled to rely upon the advice, opinions, and determinations of any such persons. Any exercise of the authorities set forth in this Section 10.1 shall be final and binding on all affected parties.

            10.2. Indemnification. No member of the Board, the Committee or their delegates, shall be personally liable by reason of any contract or other instrument executed by such individual or on his or her behalf in his or her capacity as a member of the Board or Committee (or as a delegate) nor for any mistake of judgment made in good faith, and the Sponsor shall indemnify and hold harmless each member of the Board, each member of the Committee and each other employee, officer, or director to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

            10.3. Benefit Claims and Appeals.

                  (a) Benefit Claims. All claims for Benefits under the Plan shall be submitted in writing by Participants to the Administrator, or as otherwise required under the terms of any trust arrangement with respect to which assets have been placed on behalf of Participants or Beneficiaries, and, to the extent applicable, such claims reviewer shall notify the Participant in writing within 90 days after receipt as to whether the claim has been granted or denied. This period may be extended for up to an additional 90 days in unusual cases, provided that written notice of the extension is furnished to the claimant prior to the commencement of the extension. In the event the claim is denied, such notice shall (i) set forth the specific reason or reasons for denial, (ii) make reference to the pertinent Plan provisions on which the denial is based, (iii) describe any additional material or information necessary before the Participant's request may be acted upon favorably, and (iv) explain the procedure for appealing the adverse determination.

                  (b) Benefit Appeals. Except as may otherwise be provided under the terms of any trust arrangement (as described in Section 9.1), a Participant or Beneficiary whose claim for Benefits has been denied may, within 60 days after receipt of any adverse Benefits determination, appeal such denial to the Committee. All appeals shall be in the form of a written statement and shall (i) set forth all of the reasons in support of favorable action on the appeal, (ii) identify those provisions of the Plan upon which the claimant is relying, and
(iii) include copies of any other documents or materials which may support favorable consideration of the claim. The Committee shall decide the issues presented within 60 days after receipt of such request, but this period may be extended for up to an additional 60 days in unusual cases, provided that written notice of the extension is furnished to the claimant prior to the commencement of the extension. The decision of the Committee shall be set forth in writing, include specific reasons for the decision, refer to pertinent Plan provisions on which the decision is based, and be final and binding on all persons affected thereby.

                                   ARTICLE XI
                       ADOPTION, AMENDMENT AND TERMINATION

            11.1. Amendment and Termination. The Board or its delegate may from time to time amend the Plan as set forth in this document. Furthermore, the Board or its delegate (acting pursuant to the Board's delegations of authority then in effect) may suspend or terminate the Plan at any time. Plan amendments may include, but are not limited to, elimination or reduction in the Investment Options provided to any class or classes of Participant or Beneficiaries with respect to future Deferral Contributions and existing Account Balances. Notwithstanding the foregoing, no such amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Participant or Beneficiary to Benefits under the Plan to which they have previously become entitled.

            11.2. Successor Plan Sponsor. In the event that (a) Comcast sells, spins off, or otherwise disposes of an Affiliated Corporation with the result that the former Affiliated Corporation becomes a Successor Plan Sponsor, or (b) Comcast sells or disposes of all or substantially all of the assets of an Affiliated Corporation with the result that the entity which acquires such assets becomes a Successor Plan Sponsor:

                  (a) Participants who are employed by the Affiliated Corporation immediately prior to such disposition who either (a) remain employed by the former Affiliated Corporation, or (b) become employed by the entity that acquires such assets, (as applicable) immediately following such acquisition, shall not be deemed to have incurred a Termination of Employment as a result of such sales, spin-off, or disposition;

                  (b) the Successor Plan Sponsor shall be solely liable for the Benefits obligations assumed, and

                  (c) the entitlement of a Participant or Beneficiary to such Benefits obligations under the Plan shall terminate.

                                  ARTICLE XII
                               GENERAL PROVISIONS

            12.1. Binding Effect. The Plan shall be binding upon each Participating Company and its successors and assigns, and shall inure to the benefit of each Eligible Employee, Participant, and Beneficiary and their respective successors, assigns, guardians, representatives, and heirs. The Plan shall also be binding upon the Sponsor and any successor corporation or organization succeeding to substantially all of the assets and business of the Sponsor, but nothing in the Plan shall preclude the Sponsor from merging or consolidating into or with, or transferring all or substantially all of its assets to, another corporation which assumes the Plan and all such obligations of the Sponsor hereunder.

            12.2. Fiduciary Relationship. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or be construed to create a trust or contract of any kind, or a fiduciary relationship between or among the Sponsor, any Participating Company, any Affiliated Corporation, the Board, the Committee, or any Participant, Beneficiary, or Employee.

            12.3. No Guarantee of Employment. Neither the Plan nor any action taken hereunder shall be construed as (a) a contract of employment or deemed to give any Employee the right to be retained in the employment of the Sponsor, any Participating Company, or any Affiliated Corporation, the right to any level of compensation, or the right to future participation in the Plan; or (b) affecting the right of the Sponsor, any Participating Company, or any Affiliated Corporation to discharge or dismiss any of their respective employees at any time.

            12.4. Tax Withholding. Benefits under the Plan shall be subject to withholding for all applicable federal, state, local, and other taxes or such other amounts as may be required by law.

            12.5. Assignment of Benefits. Except as may otherwise be required by applicable law, Benefits payable hereunder, or the right to receive future Benefits under the Plan, may not be anticipated, alienated, sold, transferred, assigned, pledged, executed upon, encumbered, or subjected to any charge or legal process; no interest or right to receive Benefits may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including without limitation, any judgment or claim for alimony, support, or separate maintenance pursuant to a domestic relations order within the meaning of ERISA (S) 206(d)(3), and claims in bankruptcy proceedings. Any such attempted disposition shall be null and void.

            12.6. Facility of Payment. If the Administrator shall find that any person to whom any amount is or was payable under the Plan is unable to care for his or her affairs because of illness or accident, then any payment, or any part thereof, due to such person (unless a prior claim therefore has been made by a duly appointed legal representative), may, if the Administrator so directs the Participating Company, be paid to the same person or institution that the benefits with respect to such person are paid under the applicable Qualified Savings Plan, if applicable, or to the Participant's surviving lawful spouse, a child, a relative, an institution maintaining or having custody of such person, or to any other person deemed by the Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Sponsor, any Participating Company, any Affiliated Corporation, the Board and the Committee with respect to such amount.

            If any payment to which a Participant or Beneficiary is entitled under the Plan is unclaimed or otherwise not subject to payment to the person or persons so entitled, such amounts representing such payment or payments shall be forfeited after a period of two years from the date the first such payment was payable and shall not escheat to any state or revert to any party; provided, however, that any such payment or payments shall be restored, without any Deemed Investment Return applicable to the period commencing on the date of such forfeiture and ending on the date of such restoration, if any person otherwise entitled to such payment or payments makes a valid claim.

            12.7. Plan Records. Plan records shall be kept on a Plan Year basis.

            12.8. Severability. If any section, clause, phrase, provision, or portion of the Plan or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of the Plan and shall not affect the application of any section, clause, provision, or portion hereof to other persons or circumstances.

            12.9. Headings. The captions of the preceding sections and articles hereof have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provision of the Plan.

            12.10. Governing Law. To the extent such laws are not preempted by the laws of the United States of America, the Plan shall be governed by the laws of the Commonwealth of Pennsylvania, except as to its principles of conflict of laws.

            12.11. Forfeiture of Benefits. Except as provided in this Section 12.11, Benefits may not be canceled and, upon attaining the right under the Plan for any Benefits, such right shall be nonforfeitable.

            Notwithstanding any eligibility or entitlement to Benefits of an individual arising or conferred under any other provision or paragraph of the Plan, the sum of (a) a Participant's Matching Contributions Subaccount Balance, and (b) the total cumulative Deemed Investment Return on the Participant's aggregate Deferral Contributions (to the extent such Deemed Investment Return is positive), may be forfeited, and payment of the Participant's remaining Account Balance may be accelerated, subject to the requirements of applicable law, at the discretion of the Administrator, if:

                   (a) before or after Termination of Employment the Participant, without the Administrator's consent, establishes a relationship with a competitor of Comcast, the Sponsor, a Participating Company or any Affiliated Corporation, or engages in activity which is in conflict with or adverse to the interests of Comcast, the Sponsor, a Participating Company, or any Affiliated Corporation, as determined by the Administrator in its sole discretion; or

                   (b) the Participant's Termination of Employment is for reasonable cause (e.g., misconduct, gross insubordination, or gross negligence).

            The total amount distributable from a Participant's Account Balance following such forfeitures shall equal the Participant's net Account Balance as of the last preceding Va1uation Date, after giving effect to such forfeitures. Such amount shall be distributed immediately in a cash lump sum.

            In addition, the Participant's Account Balance shall be distributed immediately in a single lump sum if the Participant becomes employed by a governmental agency having jurisdiction over the activities of AT&T, Comcast, the Sponsor or any Participating Company.

            12.12. Entire Plan. This written Plan document is the final and exclusive statement of the terms of the Plan, and any claim of right or entitlement under the Plan shall be determined in accordance with its provisions pursuant to the procedures described in Article 10. Unless otherwise authorized by the Board or its delegate, no amendment or modification to the Plan shall be effective until reduced to writing and adopted.

             12.13. Change in Control. Notwithstanding any other provision of the Plan, upon a Change in Control: (i) Participants shall be fully vested in their accounts; (ii) the present value of all Benefits payable to Participants as of the date of such Change in Control shall be funded in a trust to be established under this Plan; and (iii) the interest rate methodology applied to Participant's accounts cannot be changed to a methodology that yields a lower interest rate than the methodology in effect immediately prior to the Change in Control (collectively, the "Change in Control Benefit"). During the period commencing on the date a Change in Control occurs and ending two years thereafter, the Plan may not be amended in any way that reduces the Change in Control Benefit.

             For purposes of this Section 12.13, "Change in Control" shall mean a Change in Control as defined in the AT&T 1997 Long Term Incentive Program (as amended May 19, 1999 and March 14, 2000) or the consummation of the AT&T Broadband Transaction.

                                  ARTICLE XIII
                                  MEDIAONE PLAN

             The Plan is also intended to operate as a successor plan to the MediaOne Group Deferred Compensation Plan (as amended, "MediaOne Plan"). The benefits of MediaOne Plan participants are maintained as Benefits under this Plan, subject to any provisions of the MediaOne Plan required to be preserved under the terms of the MediaOne Plan as in effect immediately prior to the Effective Date.

                                    EXECUTION

             Witness the execution of the Plan, as set forth herein above, on the 18th date of November, 2002.

                                   COMCAST CABLE COMMUNICATIONS HOLDINGS, INC.

                                   By: /s/ Lawerence A. Smith
                                       ----------------------------------